             SHOPSITE DISTRIBUTOR AGREEMENT - [Certified Hosting Partner]
                                      AGREEMENT
                   Covering ShopSite (tm) v3.3 Family of Products

This Agreement is by and between Open Market, Inc., a Delaware corporation with a place of business at One Wayside Road, Burlington, MA 01803 ("OPEN MARKET"), and the following Distributor:

Company Name:  FlashNet Communications, Inc.
Attn:          Scott Leslie, President
Address:       1812 N. Forest Park Blvd.
Phone:         817/332-8883
Fax:           817/870-0296
Email:         scott@flash.net
URL:           www.flash.net

WHEREAS, OPEN MARKET developed and owns the store creation and management software known as "ShopSite v3.3" (the "Licensed Software"), which enables a user to build commercial Internet storefronts for Merchants (as defined below); and

WHEREAS, the term, "Web Designer, and/or Merchant," as used in this Agreement, means a person or entity who is granted a license in accordance with this Agreement and the Merchant License to access Distributor's Internet server(s) to license, build, and/or maintain a Licensed Storefront (as defined below) using the Licensed Software; and

WHEREAS, the term "Licensed Storefront," as used in this Agreement, means an Internet storefront (as defined below) created and maintained by a Web Designer or Merchant on Distributor's Internet server(s) pursuant to a license granted in accordance with this Agreement, for the purpose of marketing and selling to Shoppers (as defined below) a product or service or a group of related products and/or services offered by the Merchant; and

WHEREAS, the term "Shopper," as used in this Agreement, means any person or entity who accesses Distributor's Internet server to browse, view, shop, or otherwise use a Merchant's Licensed Storefront and the term "storefront" shall be defined as an Internet site that directs orders to a single location (for example, an email address or a fax number); PROVIDED, that, if multiple merchants are to be selling products on a single site where each merchant requires separate order delivery destinations, then each merchant must have a separate storefront; and

WHEREAS, OPEN MARKET desires to grant the nonexclusive rights to Distributor to market, distribute and license the Software to provide Licensed Storefronts to

Merchants, and Distributor desires to accept such rights on the terms set out in this Agreement.


THEREFORE, in consideration of the foregoing and of the mutual agreements set out below, the parties hereby agree as follows:

SECTION 1. APPOINTMENT.

1.1 NON EXCLUSIVE DISTRIBUTOR. OPEN MARKET hereby appoints Distributor as a nonexclusive distributor of the Licensed Software, and Distributor hereby accepts such appointment. Under this Agreement, Distributor shall have the right to market, distribute, and license the Licensed Software to Web Designers and/or Merchants, but only on terms protective of OPEN MARKET'S proprietary in the Licensed Software.

1.2 SCOPE OF LICENSE AND RESTRICTIONS. The rights granted to Distributor in connection with its appointment as a distributor under this Agreement are: (i) to permit Web Designers and/or Merchants to use the Licensed Software to create and maintain Licensed Storefronts on Distributor's internet server(s) and (ii) to use the Licensed Software in connection with Licensed Storefronts, subject to the following restrictions and limitations:

(a) the Licensed Software may not be reverse engineered, decompiled, disassembled, modified, adapted, translated, or used for derivative works, by Distributor, a Web Designer, a Merchant or any other person or entity controlled by Distributor.

(b) each license granted by Distributor shall be valid for only one (1) Licensed Storefront. If the Licensed Software ceases to be used by a Merchant or in connection with a Licensed Storefront for any reason, Distributor shall not have the right to resell the same copy of the Licensed Storefront to another Merchant to use for another Storefront.

(c) Distributor will receive the object code version of the Licensed Software and is not entitled to have access to the source code therefor.

1.3 CHANGES IN LICENSED SOFTWARE. OPEN MARKET shall have the right at any time and from time to time, in its sole discretion, to change the design, capabilities, or other characteristics of any Licensed Software. If OPEN MARKET discontinues the production or marketing of any Licensed Software, OPEN MARKET will give 60 days prior notice to Distributor.

1.4 LICENSE TERMS TO WEB DESIGNERS OR MERCHANTS. Distributor shall provide the Licensed Software to Web Designers or Merchants only under the terms of a license


CHP.AGREEMENT - PAGE 2 - 1/98.3.3
agreement that includes provisions that are legally sufficient to (i) notify the Web Designers or Merchant that the Licensed Software is protected by copyright, (ii) notify the Web Designer or Merchant that the Licensed Software is being licensed (not sold) and that ownership is not being transferred, (iii) prohibit copying or transfer of the Licensed Software, (iv) restrict use of the Licensed Software as provided in Section 1.2 of this Agreement, (v) disclaim all warranties by OPEN MARKET with respect to the use of the Licensed Software, including but not limited to any warranties of merchantability, fitness for a particular purpose, or warranties arising from usage of trade or course of dealing, and (vi) disclaim any liability of OPEN MARKET related to the Licensed Software. In no event, however, does Distributor offer any assurances to Open Market that such provisions will prohibit Web Designers or Merchants from violating the provisions hereof.

1.5 UPGRADES. This Agreement applies only to the version of the Licensed Software indicated in the preamble. OPEN MARKET may provide upgrades and/or enhancements of the Licensed Software to Distributor from time to time, subject to the payment of an upgrade license fee or pursuant to a separate maintenance agreement, but it shall have no obligation to do so. Upgrades and enhancements to the Licensed Software that are provided to Distributor shall automatically be deemed included in the Licensed Software unless OPEN MARKET notifies Distributor otherwise.

SECTION 2.     DISTRIBUTOR'S DUTIES.

2.1 OBLIGATIONS RELATING TO WEB DESIGNERS OR MERCHANTS. Distributor shall be solely responsible for marketing the Licensed Software to Web Designers or Merchants and for providing any technical assistance, service, or support that may be offered to Web Designers or Merchants relating to the Licensed Software. Distributor may, however, refer Web Designers or Merchants to OPEN MARKET's website.

2.2 TECHNICAL AND SALES CAPABILITIES. Distributor shall at all times during the term of this Agreement, at its expense, endeavor (i) to provide technical assistance, service, and support to Web Designers or Merchants, (ii) to explain to Web Designers or Merchants the features and capabilities of the Licensed Software, and (iii) to carry out its obligations under this Agreement.

2.3 MARKETING PLAN. Distributor shall be responsible for developing and implementing its own marketing plan and system for distributing the Licensed Software.

2.4 MARKETING PRACTICES. Distributor shall at all times conduct its business in a manner that reflects favorably on the Licensed Software and upon OPEN MARKET'S good name, goodwill, and reputation. Distributor shall not intentionally engage in any deceptive, misleading, or unethical practices that may be detrimental to OPEN MARKET.


CHP.AGREEMENT - PAGE 3 - 1/98.3.3
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2.5  LICENSED SOFTWARE LITERATURE/WEB MATERIALS. Distributor shall have the right to copy and use content from OPEN MARKET'S web page (www.OPEN MARKET.com) in any web-based or printed marketing materials; provided that Distributor shall use reasonable efforts to notify OPEN MARKET of all such uses and shall comply with reasonable requests of OPEN MARKET relating to Distributor's use of the content. As an authorized Distributor, Distributor does not have the right to use the OPEN MARKET in their URL nor OPEN MARKET logo or trademarks on their pages. OPEN MARKET encourages Distributor to the use the ShopSite product logo in any marketing material in support of the sell and promotion of the Licensed Software.

2.6 COMPLIANCE WITH LAWS. Distributor shall conduct its business in compliance with all applicable laws and regulations in any way related to the Licensed Software and to the performance of Distributor's and OPEN MARKET'S respective duties under this Agreement. Without limiting the generality of the foregoing, Distributor and OPEN MARKET shall not distribute or license any Licensed Software in violation of any United States law relating to the export or re-export of goods or technical information, including without limitation, the Export Administration Act of 1979 as amended from time to time and any regulations promulgated thereunder.

SECTION 3.     TECHNICAL ASSISTANCE.

3.1 LICENSED SOFTWARE INFORMATION. OPEN MARKET shall make available to Distributor such technical information as it makes available to its other distributors generally, including phone support for Distributor's technical support personnel, subject to such requirements and limitations as OPEN MARKET may establish from time to time. Distributor is not entitled to receive any other technical information relating to the Licensed Software.

3.2 ASSISTANCE TO WEB DESIGNERS AND MERCHANTS. OPEN MARKET shall not be obligated to provide technical assistance of any kind to Distributor's Web Designers and Merchants. So long as OPEN MARKET makes e-mail technical support available to its customers, OPEN MARKET shall make such support available to Distributor's Web Designers and Merchants, but OPEN MARKET shall have the right, in its sole discretion, to determine the scope of such support.

3.3 ADDITIONAL ASSISTANCE. In the event OPEN MARKET and Distributor agree on the need to provide special assistance to Distributor related to technical aspects of the Licensed Software or related to the preparation of literature, technical materials, or promotional materials, Distributor shall promptly reimburse OPEN MARKET for any out-of-pocket expenses approved in writing in advance by Distributor and incurred by OPEN MARKET in connection with rendering such assistance. OPEN MARKET may also charge reasonable hourly or per diem rates for some or all of the services rendered


CHP.AGREEMENT - PAGE 4 - 1/98.3.3
under this provision, provided that OPEN MARKET and Distributor agree in writing on the nature and cost of those services prior to their delivery.

SECTION 4.     TERMS AND CONDITIONS

4.1 ACCESS TO SOFTWARE. Distributor shall have access to a single copy of the Licensed Software in binary code and to a single authorization code for each unit of the Licensed Software sold.

4.2 AUTHORIZATION KEYS. When Distributor sells 10 units or more per month for a period of three consecutive months, OPEN MARKET shall set up a special password protected area on its Internet server where Distributor will be able to generate software authorization keys that will unlock a copy of the Licensed Software to a specific URL. The keys will be used by Distributor to grant access to Web Designers and Merchants to the Licensed Software pursuant to a license agreement in accordance with this Agreement.

4.3 LICENSE FEES. Distributor shall pay a license fee, as set out in Schedule A for each license granted to a Web Designer or Merchant. Distributor shall become obligated to pay the license fee immediately upon generating a software authorization key for the license.

4.4  BILLING AND TERMS OF PAYMENT.

(a) OPEN MARKET shall invoice Distributor on a monthly basis for license fees payable under this Agreement, according to the quantity of URLs that are captured by the OPEN MARKET automatic authorization generator, as adjusted for errors and duplications by OPEN MARKET billing. Distributor shall as soon as reasonably possible notify OPEN MARKET of any discrepancies or claimed discrepancies between OPEN MARKET's invoice and the number of authorization keys generated by Distributor.

(b) Payment shall be made by Distributor within thirty (30) days after Distributor's receipt of OPEN MARKET's invoice. Distributor shall pay interest on all late payments at a rate of eighteen percent (18%) per annum, compounded annually.

(c) If any payment (except those disputed in good faith) under this Agreement is more than thirty (30) days late, after written notice from OPEN MARKET, OPEN MARKET shall have the right to immediately terminate this Agreement and all licenses granted hereunder that relate to the late payment and to disable the automatic authorization generator. Distributor shall indemnify and hold harmless OPEN MARKET from and against any and all liabilities and expenses that may be incurred by OPEN MARKET arising out of or related to termination of this Agreement under this Paragraph, including


CHP.AGREEMENT - PAGE 5 - 1/98.3.3
but not limited to any and all liabilities and expenses arising out of or related to claims asserted by Web Designers or Merchants.

(d) Distributor shall be responsible for all reasonable costs of collection incurred after written notice of late payment, including reasonable legal fees.


SECTION 5.     TRADEMARKS AND INTELLECTUAL PROPERTY.

5.1 OWNERSHIP OF THE LICENSED SOFTWARE. OPEN MARKET retains all rights, title and ownership in and to the Licensed Software, including but not limited to the current version of the Licensed Software and any and all modifications, upgrades, bug fixes, modules, additions, templates, and corrections related to the Licensed Software, whether created by OPEN MARKET, third parties, or any other person or entity. This Agreement shall not be construed to transfer or sell to Distributor any rights, title, ownership, or other interest in or to the Licensed Software or any part thereof, except for the limited license granted hereunder.

5.2 USE OF OPEN MARKET'S TRADEMARKS. Distributor may use OPEN MARKET's trademarks, service marks, logos, and designations (all referred to in this Agreement as "Trademarks") to refer to the Licensed Software in accordance with such guidelines as OPEN MARKET may provide to Distributor. Distributor shall not use such Trademarks except as specifically provided in this Agreement. Distributor shall not (i) dispute or deny the validity of any of the Trademarks,
(ii) claim any right, title, or interest in or to any such Trademarks (including but not limited to any attempt to register the same in any jurisdiction), or
(iii) knowingly do anything that could adversely affect OPEN MARKET's rights in such Trademarks. Upon expiration or termination of this Agreement, Distributor shall immediately cease all use of the Trademarks and shall not thereafter use any of them or any confusingly similar trademarks.

5.3 TRADEMARK AND COPYRIGHT NOTICE. Distributor shall not remove or alter any of the Trademarks, copyright notices, confidentiality legends, or other intellectual property notices that are included in the Licensed Software. The only exception to this provision is the OPEN MARKET logo in the bottom lefthand corner of the footer in the back office of the Licensed Software. This logo, and only this logo, may be removed and replaced by an icon that the Distributor, Web Designer or Merchant chooses.

5.4 USE OF CONFIDENTIAL INFORMATION. Each party acknowledges that it, as "Recipient", may receive during the term of this Agreement, certain confidential information belonging to the other (as "Discloser"), including any and all information relating to Discloser, its business, or its products or services that is not generally known to the public at the time disclosed or thereafter ("Confidential Information"). Recipient shall hold Discloser's Confidential Information in confidence and shall not use or disclose any Confidential information, or permit any person to examine or copy any confidential Information


CHP.AGREEMENT - PAGE 6 - 1/98.3.3
except as necessary for the exercise of Recipient's rights under this Agreement. All obligations of Recipient relating to Discloser's Confidential Information shall survive the expiration or termination of this Agreement.
The obligations in this Section 5.4 will not apply to the extent that the Recipient can demonstrate that the Confidential Information (i) was generally available to the public at the time of disclosure; (ii) became generally available to the public after its disclosure other than through any act or omission of the Recipient in breach of this Agreement, (iii) can be established by written evidence to have been in the possession of Recipient at the time of disclosure or to have been independently developed by the Recipient without the use of the Disclosure's Confidential Information; or
(iv) is received, other than under an obligation of confidentiality, from a third party not under a duty of confidentiality to the Discloser and without breach of this Agreement; or it is ordered to disclose the disclosed information in judicial proceedings pursuant to applicable federal, state or local law, regulation, court order or other legal process or law, provided that prior to such disclosure the Recipient shall give notice to the other party so that the other party may take reasonable steps to oppose or limit such disclosure. All Confidential Information furnished under this Agreement shall remain the property of the Discloser and shall be returned to it or destroyed promptly at its request together with all copies made of such Confidential Information by the Recipient. Such destruction shall be certified in writing to the Discloser by an authorized officer of the Recipient.

5.5 PROTECTION OF LICENSED SOFTWARE. Distributor shall endeavor to keep the Licensed Software in a secure place under access and use restrictions reasonably adequate to ensure compliance with all of the terms of this Agreement relating to Distributor's use of the Software and to prevent copying thereof.

5.6 INFRINGEMENT CLAIMS. Distributor shall promptly notify OPEN MARKET of any known or suspected breach of OPEN MARKET's proprietary rights relating to the Licensed Software and shall cooperate without charge in OPEN MARKET'S efforts to protect such proprietary rights. OPEN MARKET shall indemnify Distributor and defend at OPEN MARKET's sole cost including reasonable attorney's fees any action brought against Distributor based on an allegation that any Licensed Software, copyright or trademark infringes a United States copyright or trade secret, and OPEN MARKET shall pay all costs and damages made in settlement or awarded as a result of any such action. If a final injunction shall be obtained in any such action restraining use of the Licensed Software by any customer of Distributor, or if OPEN MARKET believes that any Licensed Software may become the subject of a claim of infringement, OPEN MARKET shall, at its option and at its expense, (i) procure for Distributor's customer the right to continue using the Licensed Software, (ii) replace or modify the Licensed Software so that it becomes non-infringing or (iii) refund to Distributor all license fees actually paid by Distributor to OPEN MARKET during the immediately preceding twelve (12) months or period in which the Licensed Software was found or suspected to be infringing, whichever is later, whereupon Distributor shall cease distributing the


CHP.AGREEMENT - PAGE 7 - 1/98.3.3

Licensed Software. Notwithstanding the foregoing, OPEN MARKET shall have no obligation with respect to any action brought against Distributor based on an allegation of copyright or trade secret infringement unless OPEN MARKET is notified by Distributor in writing of such action and is allowed reasonable control of the defense of such action and all negotiations for its settlement or compromise at OPEN MARKET'S sole cost. OPEN MARKET shall have no liability or obligation with respect to any infringement if such infringement is caused by (i) compliance with designs, guidelines, plans or specifications of Distributor; (ii) use of the Licensed Software by Distributor in an application or environment other than as specified in the instructions for installing and using the Licensed Software; (iii) modification of the Licensed Software by any party other than OPEN MARKET or the combination, operation or use of the Licensed Software with other product(s) not supplied by OPEN MARKET; or (iv) use of the Licensed Software with other products or services where the Licensed Software would not by itself be infringing. Distributor agrees to indemnify and hold harmless OPEN MARKET from and against all liabilities, obligations, costs, expenses and judgments, including court costs, reasonable attorneys fees and expert fees, arising out of any of the circumstances stated in items (i) - (iii) of this section 5.6. Except where OPEN MARKET is obligated to indemnify Distributor hereunder, and without limiting any other obligation of Distributor to indemnify OPEN MARKET hereunder, Distributor shall indemnify, defend and hold OPEN MARKET harmless from any and all claims, damages, losses, liabilities, costs and expenses (including reasonable attorney's fees) directly or indirectly brought against OPEN MARKET by any third party using Distributor's services, arising out of Distributor's breach of this Agreement. These provisions state OPEN MARKET's entire liability with respect to infringement of copyrights, trade secrets or other third party intellectual property rights.

5.7 EQUITABLE REMEDIES. Distributor acknowledges that OPEN MARKET will be irreparably harmed by any material breach by Distributor of the material provisions of this Section 5. Therefore, in addition to any other remedies that OPEN MARKET may have, OPEN MARKET shall be entitled to an injunction, issued by any court having jurisdiction, restraining any such violation of this Section 5 or specific performance if applicable. Distributor hereby waives, with respect to any future such dispute related to this Section 5, any defense based on the arguement that OPEN MARKET will not be irreparably harmed by a material breach or that OPEN MARKET has available to it an adequate remedy at law for such breach.

SECTION 6.     WARRANTIES AND REMEDIES

6.1 WARRANTY. OPEN MARKET warrants to Distributor that the Licensed Software will conform substantially to any technical documentation provided to Distributor under this Agreement for a period of thirty days following installation. OPEN MARKET does not warrant that the Licensed Software will be error free or operate without interruption. OPEN MARKET shall not be responsible for any software other than the Licensed


CHP.AGREEMENT - PAGE 8 - 1/98.3.3

Software and shall not be responsible for defects in the Licensed Software that are attributable or related to the use of any product not created by OPEN MARKET or the improper use of, modifications or changes made to, the Licensed Software by the Distributor or any third party. This warranty is made solely to Distributor and Distributor shall be responsible for any Warranty to, or claims by, any Merchant, Web Designer or Shopper. Distributor's sole remedy, and OPEN MARKET's sole obligation for any breach of warranty shall be the repair or replacement of defective Licensed Software. THE WARRANTIES SET OUT IN THIS AGREEMENT ARE PROVIDED IN LIEU OF ALL OTHER EXPRESS OR IMPLIED WARRANTIES, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMANCE TO ANY MERCHANT'S SPECIFICATIONS, WHICH ARE HEREBY SPECIFICALLY DISCLAIMED.

6.2 LIMITATION OF LIABILITY. IN NO EVENT SHALL OPEN MARKET'S LIABILITY UNDER THIS AGREEMENT EXCEED THE AGGREGATE AMOUNT OF FEES RECEIVED BY OPEN MARKET
HEREUNDER FROM.   NEITHER PARTY SHALL BE LIABLE FOR DIRECT, INDIRECT,
CONSEQUENTIAL, SPECIAL, OR INCIDENTAL DAMAGES ARISING OUT OF OR RELATED TO THE LICENSING OR USE OF ThE LICENSED SOFTWARE, DEFECTS IN THE LICENSED SOFTWARE, OR ANY PERSON'S INABILITY TO USE ThE LICENSED SOFTWARE FOR ANY REASON, INCLUDING BUT NOT LIMITED TO DAMAGES RELATING TO LOSS OF DATA, DOWN TIME, TRANSACTION ERRORS, OR OTHER LOSSES TO THE WEB DESIGNERS, MERCHANTS, SHOPPERS, OR ANY OTHER PERSON.

6.3 NO WARRANTY TO WEB DESIGNERS OR MERCHANTS. Neither party will warrant the Licensed Software to Web Designers, Merchants or Shoppers, and each party shall be solely responsible for any representations or warranties made to Web Designers, Shoppers or Merchants by it with respect to the operation of the Software.

6.4 INDEMNIFICATION. Each party agrees to indemnify (as the "Indemnifying Party") and hold harmless the other (the "Indemnified Party") from and against any and all claims, damages, liabilities, costs, and expenses (including reasonable attorney's fees) resulting from, arising out of, or related in any way to (i) any relationship between the Indemnifying Party and Web Designers or Merchants, (ii) any representation made by Indemnifying Party to a Web Designer or Merchant, (iii) any Web Designer's, Merchant's or Shopper's use of Distributor's Internet server, or (iv) any failure of Indemnifying Party to comply with any of its obligations under this Agreement. Notwithstanding the above, neither party shall be required to indemnify and hold harmless the other for claims, damages, liabilities, costs and expenses resulting from, arising out of, or related in any way to the gross negligence or willful misconduct of the other party. Nothing in this


CHP.AGREEMENT - PAGE 9 - 1/98.3.3

section 6.4 shall be construed to mean that Distributor will in any way indemnify OPEN MARKET for the failure of OPEN MARKET's products to perform in accordance with the instructions for installing and using the Licensed Software.

SECTION 7.     TERM AND TERMINATION.

7.1 TERM AND RENEWAL. This Agreement shall continue in full force and effect for a period of one year from its execution by both parties and shall automatically renew for additional one-year terms thereafter, unless either party gives written notice of its desire not to renew the Agreement at least thirty (30) days prior to the end of the then-current term.

7.2 TERMINATION UPON BREACH. Either party may terminate this Agreement if the other party breaches its obligations hereunder and fails to cure the breach within thirty (30) days (or, in the case of any non-payment hereunder, within ten (10) days) after receiving written notice from the non-breaching party specifying the nature of the breach.

7.3 SUSPENSION OF PERFORMANCE. Immediately upon any material breach by Distributor and after written notice to Distributor therefor, OPEN MARKET shall have the right to suspend its performance hereunder and to reasonably restrict Distributor's access to additional authorization keys.

7.4 EFFECT OF TERMINATION UPON MERCHANTS. Termination of this Agreement shall not affect the validity of any licenses granted to Web Designers or Merchants in accordance with this Agreement prior to the effective date of termination.

7.5 LIABILITY UPON TERMINATION. Neither party shall have any liability to the other by reason of the expiration or termination of this Agreement for compensation, reimbursement, or damages of any kind, including without limitation any loss of prospective profits on anticipated sales, loss of goodwill, or investments made in reliance on this Agreement. Each party acknowledges that neither has received assurances from the other that its business relationship will continue beyond any given one year term established in this Agreement, that it will obtain any anticipated amount of profits in connection with this Agreement, or that it will recoup its investment in the promotion of the Licensed Software.

SECTION 8.     GENERAL PROVISIONS.

8.1 RELATIONSHIP BETWEEN THE PARTIES. Neither party to this Agreement and none of their respective agents, employees, representatives, or independent contractors shall (i) be considered an agent, employee, or representative of the other party for any purpose whatsoever, (ii) have any authority to make any agreement or commitment for the other


CHP.AGREEMENT - PAGE 10 - 1/98.3.3
party or to incur liability or obligation in the other party's name or on its behalf; or (iii) represent to third parties that any of them has any right to bind the other party hereto. Nothing contained in this Agreement shall be construed or interpreted as creating an agency, partnership, or joint venture relationship between the parties.

8.2 NOTICES. Without precluding any other sufficient form of notice, all notices, demands, or other communications under this Agreement shall be deemed given if sent by first class, certified mail (return receipt requested), fax, electronic mail, or overnight courier, to the address of the party as set out in this Agreement or to another address specified by the party.

8.3 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties pertaining to its subject matter, and it supersedes any and all written or oral agreements previously existing between the parties with respect to such subject matter hereof. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by both parties.

8.4 WAIVER. Either party's failure to insist on strict performance of any provision of this Agreement shall not be deemed a waiver of any of its rights or remedies, nor shall it relieve the other party from performing any subsequent obligation strictly in accordance with the terms of this Agreement. No waiver shall be effective unless it is in writing and signed by the party against whom enforcement is sought. Such waiver shall be limited to provisions of this Agreement specifically referred to therein and shall not be deemed a waiver of any other provision. No waiver shall constitute a continuing waiver unless the writing states otherwise.

8.5 SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of, and shall be binding upon, the respective heirs, legal representatives, successors, and assigns of each of the parties.

8.6 ASSIGNMENT. This Agreement may not be assigned by either party without the prior written consent of the other; provided, however, that no such consent shall be required in connection with the assignment of this Agreement by OPEN MARKET to a successor to all or substantially all of the business to which this Agreement relates. Any attempted assignment in violation of this provision shall be void and shall be deemed a breach of this Agreement.

8.7 SECTION HEADINGS. The section headings in this Agreement are included for convenience only and shall not be deemed to limit or otherwise affect the construction of any of its provisions.

8.8 SEVERABILITY. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, such provision


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

will be enforced to the maximum extent permissible and the remaining portions of this Agreement shall remain in full force and effect.

8.9 PARTIES IN INTEREST. Nothing in this Agreement is intended to confer any rights or remedies on any persons other than the parties to it. This Agreement shall not be construed to relieve or discharge any obligations or liabilities of third persons, nor shall it be construed to give third persons any right of subrogation or action over against any party to this Agreement.

8.10 FORCE MAJEURE. Neither party shall be responsible for any failure to perform due to unforeseen circumstances or to causes beyond that party's reasonable control, including but not limited to acts of God, war, riot, embargoes, acts of civil or military authorities, compliance with governmental laws, rules, or regulations, accidents, strikes, labor disputes, power outages, or shortages. Failure to perform shall be excused during the continuance of such circumstances, but this Agreement shall otherwise remain in effect.

8.11 CHOICE OF LAW; CHOICE OF FORUM. This Agreement shall be governed by and construed in accordance with the law of the Commonwealth of Massachusetts (except that body of laws controlling conflict of laws). Each of the parties consents to the jurisdiction of the courts located in the Commonwealth of Massachusetts with respect to all matters relating to this Agreement and agrees that all litigation relating to this Agreement shall take place in courts located in the Commonwealth of Massachusetts.

IN WITNESS OF THE FOREGOING, the parties have caused this Agreement to be executed on the dates indicated below. This Agreement shall be deemed effective on the date it is signed by OPEN MARKET.


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


OPEN MARKET, INC.   /s/ FlashNet Communications
                    ----------------------------------------
                    Distributor

By /s/ Greg Gibson                 By /s/ M. Scott Leslie
  -------------------------------    -----------------------

Name: Greg Gibson                  Name: M. Scott Leslie
     ----------------------------       --------------------

Title: Director                    Title: President
      ---------------------------        -------------------
     hereunto duly authorized      hereunto duly authorized

Date: 6/11/98                      Date: 6/11/98
     ----------------------------       --------------------


CHP.AGREEMENT - PAGE 13 - 1/98.3.3

                                     SCHEDULE A

          To join the ShopSite Certified Hosting Partner program, OPEN MARKET requires upon execution of this Agreement a sign-up fee of $(Confidential treatment has been requested), for which OPEN MARKET shall provide 8 copies of ShopSite Manager or $(Confidential treatment has been requested) in credit for an equivalent mix of Manager and Pro, one day of training for both internal tech support personnel and external Web Designers associated with Distributor's reseller's program, ability to participate in OPEN MARKET'S discount program, plus other program elements detailed in OPEN MARKET's CHP program explanation document.

All discounts are based on OPEN MARKET's announced List price for ShopSite v3.3 family of products. OPEN MARKET reserves the right to change the List price of ShopSite v3.3 family of products, but agrees to give Distributor 30 days notice prior to that change following ?????????????????????????????? beginning with v3.4 and later. OPEN MARKET and Distributor shall negotiate a separate price schedule to cover ShopSite v3.4 family of products and any new products that OPEN MARKET introduces.

     OPEN MARKET offers three discount rates for ShopSite Manager and Pro to its Distributors. Level I is (Confidential treatment has been requested) off List; Level II is (Confidential treatment has been requested) off List; Level III is (Confidential treatment has been requested) off List.

     OPEN MARKET applies the following point value to each product

------------------------------------------------------------------
SS Pro = 10 points  SS Manager = 5 points    SS Express = 0 points
------------------------------------------------------------------

1) The first 90 days of the contract, ShopSite v3.3 family of products licenses will be sold at the Level III discount price.

2) After the close of the first 90-day period and moving forward, OPEN MARKET evaluates price Level based on a rolling 90-day period. If 50 points or less are sold on a rolling 90-day period, then the discount drops to the Level I price. If sales are 51 points or more for that 90-day rolling period, then the discount holds at the Level II discount price. To maintain the Level II discount price, the Distributor must maintain a unit sales volume of between 51 and 600 units, calculated on a rolling 90-day basis. If Distributor moves more than 601 units in a rolling 90-day period, then Level III discount is applied.

SHOPSITE MANAGER AND PRO DISCOUNT LEVELS ARE CALCULATED ON A ROLLING 90-DAY
BASIS:


CHP.AGREEMENT - PAGE 14 - 1/98.3.3


--------------------------------------------------------------------------------------------------------------
Level I =(Confidential   off list    Level II =(Confidential   off list   Level III =(Confidential    off list
         treatment has                         treatment has                         treatment has
         been requested)                       been requested)                       been requested)
--------------------------------------------------------------------------------------------------------------
1 to 50 points                       51-600 points                        601 and > points
--------------------------------------------------------------------------------------------------------------
PRODUCT POINTS
--------------------------------------------------------------------------------------------------------------
Pro = 10 points                      Manager = 5 points                   Express = 1 point
--------------------------------------------------------------------------------------------------------------

2)   Example:

1/97 through 3/97:  good faith starter discount - Level II, (Confidential treatment has been requested) off list
4/2/97: discount calculated by looking at points from 4/1/97 through 3/3/97 (rolling 90 days); if 50 or less, it drops to Level I; if 51 or greater, it holds at Level II.

3) Beginning with the second 90-day period and beyond, if unit sales exceed 600 points sold during a rolling 90-day period the discount moves to the Level III discount price.

SHOPSITE EXPRESS PRICE SCHEDULE:

1) OPEN MARKET will allow Distributor to have unlimited copies of Express at (Confidential treatment has been requested) during the term of this contract.





CHP.AGREEMENT - PAGE 15 - 1/98.3.3